Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Catalyst Biosciences, Inc. on Amendment No. 3 to Form S-1 to be filed on or about April 5, 2017 of our report dated March 8, 2017, on our audits of the consolidated financial statements as of December 31, 2016 and 2015, and for each of the years then ended, which report was included in the Annual Report on Form 10-K filed March 8, 2017. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Amendment No. 3 to Form S-1.

/s/ EisnerAmper LLP

Iselin, New Jersey

April 5, 2017